UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

_________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 17, 2007

__________________________

PC MALL, INC.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	000-25790	95-4518700
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

(Registrant’s telephone number,

including area code)

(Former Name or Former Address, if Changed Since Last Report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 17, 2007, PC Mall, Inc. (the “PC Mall”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among PC Mall, Mall Acquisition 2, Inc. (the “Merger Sub”), SARCOM, Inc. (“SARCOM”) and the majority stockholders of SARCOM. Pursuant to the terms of the Merger Agreement, PC Mall will acquire SARCOM through the merger of the Merger Sub, which is a wholly-owned subsidiary of PC Mall, with and into SARCOM, and SARCOM will continue as the surviving corporation and become a wholly-owned subsidiary of PC Mall. The aggregate purchase price payable by PC Mall in connection with the acquisition is $55.0 million, which is subject to certain post-closing debt and net asset value adjustments. PC Mall expects to finance the acquisition through additional borrowings under its existing credit facility.

PC Mall may elect, if certain conditions relating to the trading price of PC Mall stock are met, to pay up to $7.5 million of the purchase price in shares of PC Mall stock valued at the average closing price of shares of PC Mall stock on the Nasdaq Global Market for the 20 consecutive trading days immediately preceding the acquisition closing date. If PC Mall issues shares as payment of any portion of the purchase price, at the acquisition closing PC Mall will enter into a registration rights agreement with the SARCOM stockholders receiving those shares. The registration rights agreement will provide, among other things and subject to certain conditions, that PC Mall will file a shelf registration statement with the Securities and Exchange Commission covering the resale by the SARCOM stockholders of the PC Mall shares received in connection with the acquisition. If PC Mall elects to pay the entire purchase price in cash, the aggregate purchase price will be $54.5 million (instead of $55.0 million), subject to the post-closing adjustments noted above.

The parties have made customary representations, warranties and covenants in the Merger Agreement. PC Mall expects that the shares of PC Mall stock, if any, that are issued in connection with the transaction will be issued pursuant to the exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D based, in part, on representations received from the SARCOM stockholders who are party to the Merger Agreement.

The closing of the acquisition is subject to the satisfaction or waiver of specified closing conditions, including conditions regarding the accuracy of the parties representations and warranties, compliance with the parties’ pre-closing covenants and the receipt of any necessary third party and governmental consents. Certain of the closing conditions may be waived by the applicable party, but there can be no assurance that any such conditions would be waived if they are not duly satisfied. SARCOM has received the necessary approvals of its board of directors and stockholders to consummate the transactions contemplated by and in the Merger Agreement.

The parties have certain indemnification obligations pursuant to the Merger Agreement, including with respect to breaches of the parties’ applicable representations, warranties and covenants. Subject to certain exceptions, the indemnification obligations of PC Mall, on the one hand, and SARCOM and its stockholders who are party to the Merger Agreement, on the other hand, must exceed $550,000 before any amounts are payable and cannot exceed an aggregate of $20.0 million. The parties have customary termination rights with respect to the Merger Agreement.

A copy of the press release issued by the Company on August 20, 2007 regarding the transaction is furnished as Exhibit 99.1 hereto.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” “expect,” “believe,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding PC Mall’s proposed acquisition of SARCOM and expected source of acquisition financing. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, PC Mall can provide no assurances that the conditions to the acquisition will be satisfied, that the necessary approvals will be obtained, or that if the acquisition closes, PC Mall will be able to realize the benefits anticipated from the acquisition. Risks that could affect forward-looking statements also include those related to PC Mall’s ability to successfully integrate the operations of SARCOM, competition, increased costs, changes in laws and regulations, economic and capital market conditions and the effects of war, terrorism or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of PC Mall’s Form 10-Q on file with the Securities and Exchange Commission for the Quarter ended June 30, 2007, and in its other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this Form 8-K are made as of the date hereof, based on information available to PC Mall as of the date hereof, and PC Mall assumes no obligation to update any forward-looking statement.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 hereof is incorporated herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 hereof is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of PC Mall, Inc. dated August 20, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC MALL, INC.

(Registrant)

Date: August 20, 2007	By:	/s/ Robert I. Newton
Robert I. Newton General Counsel

Index to Exhibit

Exhibit No.	Description

99.1	Press Release of PC Mall, Inc. dated August 20, 2007.